EXHIBIT 99

Knobias Announces Closing of Capital Restructuring

FOR IMMEDIATE RELEASE

Ridgeland, MS - June 7, 2007 - Knobias, Inc. (OTCBB: KNBS.OB), announced that it has consummated the previously announced capital restructuring of the Company with CAMOFI Master LDC (“CAMOFI”) and other principal creditors.

Pursuant to the restructuring: (i) outstanding indebtedness, accrued interest and penalties, in the aggregate amount of approximately $5.1 million, were converted into a newly created Series B convertible preferred stock of the Company, (ii) remaining indebtedness of the Company, in the principal amount of approximately $250,000, was converted into 4-year subordinated loans, (iii) subject to stockholder approval, the terms of the Company's outstanding Series A Convertible Preferred Stock were amended with the consent of the Series A stockholders in order to eliminate certain rights, preferences and privileges of the Series A Preferred Stock, (iv) certain holders of the Company’s outstanding Series A Preferred Stock agreed to convert those shares into common stock, upon the effectiveness of the proposed 1-for-100 reverse stock split described below, (v) certain holders of existing warrants and options of the Company agreed to cancel their outstanding warrants and options, and (vi) additional indebtedness in the principal amount of $200,000 was repaid.

In addition to the foregoing, the Company entered into a Securities Purchase Agreement with CAMOFI, pursuant to which CAMOFI purchased $1.53 million in senior secured convertible notes, due June 6, 2010. The notes bear interest at the prime rate plus 2.75%. After giving credit to CAMOFI for certain interim bridge financing which it has provided to the Company for several months, and after the repayment of $200,000 in indebtedness and the payment of transaction expenses, the net proceeds to the Company were approximately $550,000. These funds will be used to meet the Company's immediate cash needs. Subject to the conditions of the Securities Purchase Agreement, the Company anticipates issuing an additional $1.47 million in senior notes to additional purchasers within 60 days.

After giving effect to the capital restructuring and the new financing, on an as-converted, fully-diluted basis, CAMOFI owns approximately 33%, the holders of the new Series B Preferred Stock own approximately 50%, and the holders of the Company’s common stock own approximately 7.3% of the outstanding capital stock of the Company.

As part of the capital restructuring, each of the two largest holders of the new Series B Preferred Stock will have the right to designate one of the Company's directors, and a majority in interest of the holders of the new senior notes will also have the right to designate two directors. Upon completion of the restructuring, all of the directors of the Company other than E. Key Ramsey tendered their resignations. In addition, as part of the restructuring, the Board of Directors approved an amendment to the Company’s Certificate of Incorporation which would, among other things, effect a 1-for-100 reverse stock split and amend the terms and conditions of the Series A Preferred Stock, subject to stockholder approval. The Board designees referred to above will be identified, and the proposed amendment to the Company’s charter will be submitted for the approval of stockholders, in an information statement to be furnished to stockholders as soon as practicable.

Exhibit 99 - Page 1

Knobias, Inc. is a financial information services provider that has developed financial databases, information systems, tools and products following over 14,000 U.S. equities. Knobias, Inc. markets its products and services to individual investors, day-traders, financial-oriented websites, public issuers, brokers, professional traders, hedge funds and other institutional investors. Knobias, Inc. offers a range of financial information products from proprietary and third party databases via a single, integrated web-based platform. Knobias, Inc. is uniquely capable of combining third party databases, news feeds and other financial content with internally generated content and analysis to create value-added, cost effective information solutions for all market participants.

Forward-Looking Safe Harbor Statement: To the extent that this release discusses any expectations concerning future plans, financial results or performance, such statements are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, and are subject to substantial risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date hereof and reflect only management's belief and expectations based upon presently available information. These statements, and other forward looking statements, are not guarantees of future performance and involve risks and uncertainties. Knobias, Inc. assumes no obligation to update any of the forward-looking statements in this release.

Exhibit 99 - Page 2